EXHIBIT 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2014

SILVER SPRING, MD – August 13, 2014 – RLJ Entertainment Inc., (“RLJ Entertainment” or “the Company”) (NASDAQ: RLJE), today reported results for the second quarter ended June 30, 2014. Full detail of the financial results as well as Management Discussion and Analysis, or MD&A, can be found in the Company’s Form 10-Q to be filed with the SEC.

RLJ Entertainment is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms.  The Company leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

RLJ Entertainment is focused on driving growth through the development of interest-based entertainment services for targeted audiences in niche genres including British drama and mystery, urban, action/thriller, and fitness, by using new technologies to deliver that content to consumers.

Robert L. Johnson, Chairman of RLJ Entertainment stated, “I am pleased with the Company’s performance in the second quarter as our efforts to fortify the Company’s long-term growth strategy are now bearing fruit. Our core operations delivered solid growth in revenue and Adjusted EBITDA and our digital distribution initiatives are ramping nicely, helping to establish a platform that brings niche programming to loyal and passionate audiences.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, commented, “This was a good quarter for our business.  Following the successful combination of two compelling content businesses, Acorn and Image, we have been hard at work securing cost savings, refining and strengthening our investment in unique IP content, accelerating our digital distribution approach and improving our balance sheet.  Our strong results in the second quarter clearly indicate that we are now at an important inflection point.  When excluding the impact of a discontinued content output deal that was not a core component of our long-term strategy, revenue increased 20%.  In addition, our digital initiatives continue to gain traction, most notably at AcornTV where subscriber additions grew by 58% in the first half of 2014 and we anticipate further growth in the quarters to come.  Our Adjusted EBITDA also increased by 148% or $9.3 million during the quarter compared to prior year driven by improved gross margins, lower selling, general and administrative expenses and lower content investment cost.”

Financial Results for June 30, 2014

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013

Wholesale:
U.S.	$20,421	$23,506	$37,557	$44,396
Terminated Image output deal	—	(7,536)	1,059	(10,796)
U.S. excluding output deal	20,421	15,970	38,616	33,600
International	3,003	3,384	7,217	6,328
Total Wholesale	23,424	19,354	45,833	39,928

Direct-to-Consumer:
Ecommerce Catalog U.S.	7,389	6,196	14,865	14,132
Proprietary Digital Channels	860	199	1,606	379
International Ecommerce	410	590	1,097	1,333
Total Direct-to-Consumer	8,659	6,985	17,568	15,844

Intellectual Property	—	411	13	8,024

Total revenues by segment excluding terminated output deal revenues	32,083	26,750	63,414	63,796

Terminated output deal revenues	—	7,536	(1,059)	10,796
Total Revenues	$32,083	$34,286	$62,355	$74,592

Revenue for the three months ended June 30, 2014 was $32.1 million, a decrease of $2.2 million compared to the three months ended June 30, 2013.  The decrease in revenue for the second quarter of 2014 was primarily driven by a $3.5 million decline in revenue in the Company’s Wholesale segment.  This decline is attributed to the terminated feature film output deal, which occurred in the third quarter of 2013 and whose sell-off period ended on March 31, 2014.  Excluding the terminated output deal, Wholesale revenue increased $4.1 million or 21.0% year-over-year, driven by a 17.6% increase in the Image content line and a 57.7% increase in the Acorn U.S. branded content.  Our Direct-to-Consumer segment revenue increased $1.7 million when comparing the three-month period ended June 30, 2014 to the prior year period in 2013.  The increase in revenue in the Direct-to-Consumer segment was due to an increase in catalog sales of $1.2 million and revenue growth from the proprietary digital channels, which generated increased revenue of $661,000 or 332.2%.

For the six months ended June 30, 2014 revenue decreased $12.2 million compared to the six months ended June 30, 2013.  The decrease in revenue was primarily driven by (1) the timing of release of our Foyle’s War franchise series between 2013 and 2014 and (2) the impact of the terminated feature film output deal.  We released Foyle’s War 8 in the first quarter of 2013, resulting in $8.0 million of revenue from IP licensing fees, compared to our expected release of this year’s Foyle’s War 9 in the third quarter of 2014.

The Wholesale segment’s revenue declined by $6.0 million for the six months ended June 30, 2014, and was mostly attributed to the termination of the aforementioned feature film output deal.  Excluding the impact on sales under the terminated output deal, Wholesale revenue increased $5.9 million or 14.8% year-over-year, driven by a 17.8% increase in the Image content line and a 9.2% increase in the Acorn U.S. branded content.

For the six months ended June 30, 2014, Direct-to-Consumer revenue increased $1.7 million compared to the same period in 2013.  This increase in revenue is attributed to the growth in the Company’s proprietary digital channels with revenues of $1.6 million for the six months ended June 30, 2014 compared to $379,000 for the six months ended June 30, 2013.  As of June 30, 2014, AcornTV subscribers have grown by 58.1% to approximately 89,000 subscribers since December 31, 2013.

Selling, general and administrative (or SG&A) expenses decreased by $1.3 million for the three months ended June 30, 2014, compared to the same period in 2013 and $2.0 million for the six-month period ended June 30, 2014, compared to the same period in 2013.  The decrease in SG&A is primarily related to the synergies secured as a result of combining the Acorn and Image businesses.  During the three and six months ended June 30, 2013, $1.4 million and $2.0 million of severance charges were incurred as part of the synergies while no severance costs were incurred during the three months ended June 30, 2014.

Net loss for the three months ended June 30, 2014 and 2013, was $2.3 million and $16.9 million, respectively, and for the six months ended June 30, 2014 and 2013, net loss was $12.3 million and $20.5 million, respectively.  The improvement in earnings in 2014 is mostly attributable to improved gross margins, which were impacted by increased impairment charges taken in 2013, and management’s implementation of a required projected return on investments in content of 20%.  In addition, we incurred lower SG&A expenses from the synergistic savings related to the combining of Acorn and Image legacy companies.

Adjusted EBITDA increased by $9.3 million for the three months ended June 30, 2014 compared to the same period in 2013 and decreased by $1.2 million for the six months ended June 30, 2014.  The improvement in the three-month period ended June 30, 2014 versus 2013 is primarily driven by a decline in the net operating loss as a result of improved operational activity and gross margin, a decline in amortization of content as result of less impairment charges, and the effects of certain aforementioned charges recognized in 2013.  Adjusted EBITDA also improved during the period because of lower content investments including $3.1 million of content investments associated with the prior year output deal that was terminated.

The decline in the six-months period ended June 30, 2014 versus 2013 is attributable to the decline in Adjusted EBITDA realized in the first three months of the year compared to the same period last year, offset by the increase in Adjusted EBITDA for the current quarter as disclosed above.  During the first three months of the year, our Adjusted EBITDA decreased when compared to the same period last year primarily because (1) the timing of the release of our Foyle's War franchise, and (2) negative margins recognized of approximately $3.1 million from the sell-off period from a terminated feature film output deal.

Adjusted EBITDA is a non-GAAP financial measure.  See the table on the following pages for reconciliation to U.S. GAAP.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee and distributor of entertainment content and programming in primarily North America, the United Kingdom and Australia with over 5,300 exclusive titles. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), One Village (urban), Acacia (fitness), Athena (documentaries) and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit U.K. mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, AcornTV and Acacia TV, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

▪	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA or realize synergies;
▪	Our ability to make scheduled payments or to refinance our debt obligations;
▪	Our ability to satisfy financial ratios;
▪	Our ability to fund planned capital expenditures and development efforts;
▪	Our inability to gauge and predict the commercial success of our programming;
▪	Our ability to estimate sales returns;
▪	The ability of our officers and directors to generate a number of potential investment opportunities;
▪	Our ability to maintain relationships with customers, employees, suppliers and lessors;
▪	Delays in the release of new titles or other content;
▪	The effects of disruptions in our supply chain;
▪	The loss of key personnel;
▪	Our public securities’ limited liquidity and trading; or
▪	Our ability to continue to meet the NASDAQ Capital Market continuing listing standards.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com

Traci Otey Blunt, 240-744-7858
The RLJ Companies
press@rljcompanies.com

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RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

June 30, 2014 (unaudited) and December 31, 2013

(In thousands, except share data)	June 30,	December 31,
	2014	2013
ASSETS
Cash	$3,374	$7,674
Accounts receivable, net	10,884	20,324
Inventories	13,173	15,589
Investments in content, net	81,031	81,641
Prepaid expenses and other assets	2,827	2,527
Property, equipment and improvements, net	2,272	1,759
Equity investment in affiliates	24,404	25,233
Other intangible assets	17,335	19,651
Goodwill	47,066	47,066
Total assets	$202,366	$221,464
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$22,110	$32,331
Accrued royalties and distribution fees	42,320	43,309
Deferred revenue	3,317	4,402
Debt, net of discount	70,357	76,264
Production loan	11,023	1,294
Deferred tax liability	1,814	1,814
Stock warrant liability	4,801	4,123
Total liabilities	155,742	163,537
Equity:
Common stock, $0.001 par value, 250 million shares authorized, 13,724,756 shares issued and 13,270,499 shares outstanding at June 30, 2014 and 13,700,862 shares issued and outstanding at December 31, 2013	13	13
Additional paid-in capital	87,394	86,938
Accumulated deficit	(41,683)	(29,334)
Accumulated other comprehensive income	900	310
Treasury shares, at cost, 454,257 shares at June 30, 2014 and zero at December 31, 2013	—	—
Total equity	46,624	57,927
Total liabilities and equity	$202,366	$221,464

RLJ ENTERTAINMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2014 and 2013

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2014	2013

Revenues	$32,083	$34,286	$62,355	$74,592
Cost of sales	22,168	36,144	46,372	63,880
Gross profit (loss)	9,915	(1,858)	15,983	10,712

Selling expenses	6,264	5,602	12,037	11,649
General and administrative expenses	4,680	6,592	9,843	12,267
Depreciation and amortization	1,434	1,494	2,957	2,920
Total selling, general and administrative expenses	12,378	13,688	24,837	26,836
LOSS FROM OPERATIONS	(2,463)	(15,546)	(8,854)	(16,124)

Equity earnings of affiliates	1,045	911	1,350	1,560
Interest expense, net	(1,965)	(1,882)	(3,965)	(4,008)
Other income (expense)	1,485	158	(192)	(919)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,898)	(16,359)	(11,661)	(19,491)
Provision for income taxes	(380)	(585)	(688)	(1,011)
NET LOSS	$(2,278)	$(16,944)	$(12,349)	$(20,502)
Net loss per common share:
Basic and diluted	$(0.18)	$(1.36)	$(0.99)	$(1.65)

Weighted average shares outstanding:
Basic and diluted	12,494	12,442	12,474	12,442

RLJ ENTERTAINMENT, INC.

UNAUDITED ADJUSTED EBITDA

For the Three and Six Months Ended June 30, 2014 and 2013

We define “Adjusted EBITDA” as adjusted earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation.  Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses. The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance.  We use this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. GAAP.  Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following table includes the reconciliation of our consolidated Adjusted EBITDA to consolidated U.S. GAAP net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2014	2013	2014	2013

Net loss	$(2,278)	$(16,944)	$(12,349)	$(20,502)

Amortization of content	11,895	19,319	26,068	36,588
Cash investment in content	(9,661)	(13,468)	(26,151)	(27,930)
Depreciation and amortization	1,434	1,494	2,957	2,920
Interest expense	1,965	1,882	3,965	4,008
Provision for income tax	380	585	688	1,011
Transactions costs and severance	—	1,379	—	2,018
Warrant liability fair value adjustment	(1,122)	(598)	678	(802)
Stock-based compensation	421	77	456	151
Adjusted EBITDA	$3,034	$(6,274)	$(3,688)	$(2,538)